Exhibit 10.1

April 27, 2004

Henry H. Gerkens
13410 Sutton Park Drive South
Jacksonville, Florida 32224

Dear Henry:

     On behalf of Landstar System, Inc. (the “Company”) and the Board of Directors (the “Board”), we are pleased to acknowledge your appointment as Chief Executive Officer of the Company. In this capacity, you will be the principal executive officer of the Company and have all of the duties and obligations generally associated with that position at the Company.

     As Chief Executive Officer, you shall continue to be compensated on the same terms and conditions as are currently applicable to you, except that, effective as of July 1, 2004, (i) your base salary shall increase to the annual rate of $400,000, (ii) your Participant’s Percentage Participation under the Company’s Executive Incentive Compensation Plan (the “EICP”) shall increase to 100% and (iii) you shall be granted a one time special award of 50,000 options under the Company’s 2002 Employee Stock Option Plan (the “Option Plan”). Each such option shall have an exercise price equal to the Fair Market Value (as such term is defined in the Option Plan) of the Company’s Common Stock on July 1, 2004 and shall vest on December 31, 2008, provided you remain employed with the Company on such date.

     In addition, with respect to 2004, your bonus under the EICP shall be determined based on the product of (x) the multiplier under the EICP for 2004, if any, times (y) $341,300, representing the sum of (i) $141,300 (or 90% of your base salary for the first six months of 2004) plus (ii) $200,000 (or 100% of your base salary for the last six months of 2004).

     You shall serve as the Chief Executive Officer at the pleasure of the Board and as a member of the Board at the discretion of our shareholders. Notwithstanding the foregoing, if the Company terminates your employment for any reason other than Cause or Disability (as such terms are defined in your Key Executive Employment Protection Agreement (“KEEPA”)) or you voluntarily terminate your employment for Good Reason (as defined in clauses (i) and (ii) in the definition of such term in the KEEPA, but determined based on your title, authority and compensation as in effect immediately following your appointment as Chief Executive Officer) at any time that your rights to receive severance are not governed by the KEEPA (that is, generally prior to the occurrence of Change of Control, as defined in the KEEPA), then the Company shall pay you a lump sum severance benefit equal to two times your annual base salary (as scheduled to be in effect on July 1, 2004, or as it may hereafter be increased) within five (5) business days of the date of your termination of employment. If you receive this severance benefit, you and, to the extent applicable, your dependents shall be entitled, after the date of your termination until the earlier of (x) the second anniversary of such date or (y) the date you become eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee and executive welfare benefit plans (the “Benefit Plans”) in which you participated immediately prior to the date of your termination. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide you a comparable benefit under another plan or from the Company’s general assets. Your continued participation in the Benefit Plans will be on the same terms and conditions that would have applied had you continued to be an employee of the Company. In addition, you would be entitled to receive any vested amounts or benefits owing to you under the Company’s otherwise applicable employee benefit plans and programs (including any equity compensation plan), and all options granted to you under the second paragraph of this letter agreement which have not previously vested in accordance with their terms shall become fully vested and exercisable under the Option Plan.

     You acknowledge that in the event you receive all of the compensation and other benefits provided for in the immediately preceding paragraph in respect of any termination of your employment with the Company, you will not assert any claims against the Company with respect to such termination and the payments and benefits paid to you pursuant to the immediately preceding paragraph will be in full satisfaction of any and all claims you may have against the Company with respect to such termination.

     For the avoidance of doubt, at any time that the rights and protections provided to you under the KEEPA are in effect, the severance benefits payable to you hereunder shall not be applicable and you shall be entitled to receive the full benefit and protection afforded to you under the terms of the KEEPA.

     Please confirm your acceptance of your appointment as Chief Executive Officer and the terms set forth in this letter agreement by signing where indicated below.

Sincerely,

/s/ Ronald W. Drucker Ronald W. Drucker, Chairman
Governance Committee of the Board of Directors

/s/ Robert C. LaRose

Robert C. LaRose
Vice President, Chief Financial Officer, & Secretary

Agreed and Accepted:	/s/Henry H. Gerkens

Henry H. Gerkens

Date: April 27, 2004

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